Exhibit 10.22
EMPLOYMENT AGREEMENT
BETWEEN
GOLDEN PHOENIX MINERALS, INC.
AND
ROBERT P. MARTIN
     THIS EMPLOYMENT AGREEMENT (the “Agreement”), is dated as of March 8, 2006 (the “Execution Date”) and is entered into by and between Golden Phoenix Minerals, Inc., a Minnesota corporation (the “Company”) and Robert P. Martin (the “Executive”), collectively referred to herein as the “parties”.
     WHEREAS, the Company wishes to employ the Executive to serve as its Executive Vice President and Corporate Secretary as well as to perform other duties on behalf of the Company, as determined by the Chairman of the Board (the “Chairman”) and/or Board of Directors (the “Board”).
     NOW, THEREFORE, for and in consideration of the mutual promises and conditions made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows.
ARTICLE I
EMPLOYMENT AND TERM OF EMPLOYMENT
     1.1. Employment and Term. The Company hereby employs Executive to render full-time services to the Company, subject to Section 2.2 of the Agreement, and except during vacation periods and reasonable periods of absence due to preexisting outside business commitments, sickness, personal injury or other disability, upon the terms and conditions set forth below, from January 1, 2006 (the “Effective Date”) until the employment relationship is terminated in accordance with the provisions of this Agreement (the “Employment Term”).
     1.2. Acceptance. Executive hereby accepts employment with the Company and agrees to devote his best efforts to rendering the services described below. The Executive shall accept and follow the direction and authority of the Board in the performance of his duties, and shall comply with all existing and future regulations applicable to employees of the Company and to the Company’s business.
     1.3. Termination of Prior Agreements.
          (a) Upon execution of this Agreement, all prior employment and/or consultant agreements between Executive and the Company or its subsidiaries shall be deemed terminated and, except as provided in Section 1.3(b), there shall be no right to severance or other related benefits thereunder; provided, however, that the foregoing will not apply to any obligation of the Company or any of its subsidiaries to indemnify Executive against any losses, costs, damages or expenses.
          (b) With respect to services rendered by Executive from January 1, 2005 going forward, the Company shall pay to Executive the accrued amounts including reimbursement of direct expenses incurred by the Executive. At the discretion of the Executive, such payment, in whole or part, may be discharged by the Company through a cash payment or through the issuance of common stock of the Company. In the event that the Executive elects payment in the form of a stock distribution rather than cash, the Executive understands that the distribution of stock will have immediate tax consequences, and that in the event unrestricted shares are not available there may be a twenty four (24) month restriction on trading these securities under Rule 144. In determining the amount of stock accrued, the dollar amount due the Executive is divided by the average closing price for the month the invoiced expenses were incurred. As of the date of this Employment Agreement, the total stock distribution due to the Executive by the Company under this calculation is 685,429 shares.
ARTICLE II
DUTIES OF EMPLOYEE
     2.1. General Duties. Executive shall serve as Executive Vice President and Corporate Secretary. In such capacity, Executive shall do and perform all lawful services, acts, or other things necessary or advisable to assist the Company’s executive management in the areas of corporate development and compliance, mergers and acquisitions, investment banking and fund raising, strategic relationships, marketing and public relations, in the United States and such other locations as deemed appropriate by the Board. To the extent consistent with the Company’s Articles of Incorporation, as amended (“Articles”) and Bylaws, as amended (“Bylaws”), Executive shall have all powers, duties and responsibilities necessary to carry out his duties, and such other powers and duties as the Chairman and/or the Board may prescribe consistent with the Company’s Articles and Bylaws.
     2.2. Exclusive Services. Except as set forth on Exhibit A hereto, it is understood and agreed that the Executive may not engage in any other business activity during the Employment Term, whether or not for profit or other remuneration, without the prior written consent of the Company; provided, however, that the Executive may (i) manage personal and family investments and preexisting businesses including, in particular, the Executive’s preexisting business in Hawaii (ii) engage in charitable, philanthropic, educational, religious, civic and similar types of activities to the extent that such activities do not materially hinder or otherwise interfere with the business of the Company or any affiliate or subsidiary of the Company, or the performance of the Executive’s duties under this Agreement and (iii) subject to the approval of the Board, serve as a director or as a member of an advisory board of another business enterprise. Full-time service to the Company is defined as a minimum of 1,800 hours per year.
     2.3. Reporting Obligations. In connection with the performance of his duties hereunder, the Executive shall report directly to, and take direction from, the Chairman and the Chief Executive Officer of the Company.
ARTICLE III
COMPENSATION AND BENEFITS OF EMPLOYEE
     3.1. Annual Base Salary.
          (a) Until such a time that the Company completes its initial contribution at the Ashdown Mine, the Company shall pay the Executive salary for the services to be rendered by him at the rate of One Hundred Thirty Five Thousand and No/100 Dollars ($135,000) annually (prorated for any portion of a year), subject to increases, if any, as the Board may determine in its sole discretion after periodic review of the Executive’s performance of his duties hereunder not less frequently than annually. Until such time that the Company completes its initial contribution at the Ashdown Mine and has fully paid all of its outstanding indebtedness, fifty percent (50%) of such base salary shall be deferred by the Executive and accrued as a liability by the Company, convertible to shares under the terms of Section 1.3.(b). Such base salary shall be payable in periodic installments in accordance with the terms of the Company’s regular payroll practices in effect from the time during the term of this Agreement, but in no event less frequently than once each month. In the event the Company is unable to meet these payment requirements, the executive shall have the option to accrue such payments and convert any or all of the unpaid balances to issuance of common stock of the Company under the terms of Section 1.3.(b).

          (b) Once the Company completes its initial contribution at the Ashdown Mine, the Company shall pay the Executive salary for the services to be rendered by him at the rate of One Hundred Fifty Five Thousand and No/100 Dollars ($155,000) annually (prorated for any portion of a year), subject to increases, if any, as the Board may determine in its sole discretion after periodic review of the Executive’s performance of his duties hereunder not less frequently than annually. Such base salary shall be payable in periodic installments in accordance with the terms of the Company’s regular payroll practices in effect from the time during the term of this Agreement, but in no event less frequently than once each month.
          (c) All compensation outlined in this Section 3.1 will be considered provisional and will be in effect until a third party evaluation of executive compensation can be completed with recommendations made to the Board and final base salary and bonus structures ratified through a shareholder vote at a regular annual general meeting.
     3.2. Bonuses. In addition to the base salary and other benefits provided to Executive hereunder, Executive shall, at the discretion of the Board, be eligible to participate in the Employee Bonus Plan and the Salvage Bonus Plan of the Company.
     3.3. Expenses. The Company shall pay or reimburse the Executive for all reasonable, ordinary and necessary business expenses actually incurred or paid by the Executive in the performance of Executive’s services under this Agreement in accordance with the expense reimbursement policies of the Company in effect from time to time during the Employment Term, upon presentation of proper expense statements or vouchers or such other written supporting documents as the Company may reasonably require.
     3.4. Vacation. The Executive shall be entitled to five (5) weeks paid vacation for each calendar year (prorated for any portion of a year, as applicable). Notwithstanding anything to the contrary in this Agreement, vacation time shall cease to accrue beyond eight (8) weeks at any given time during the Employment Term.
     3.5. General Employment Benefits. Except where expressly provided for herein, the Executive shall be entitled to participate in, and to receive the benefits under, any pension, health, life, accident and disability insurance plans or programs and any other employee benefit or fringe benefit plans that the Company makes available generally to its employees, as the same may be in effect from time to time during the Employment Term.
     3.6. Location; Travel. In connection with his employment during the Employment Term, unless otherwise agreed by the Executive, the Executive will be based in Reno, Nevada for a majority of each year, and Honolulu, Hawaii for a minority of each year. Eight (8) trips annually between Honolulu and Reno will be included in Executive’s benefits, including transportation only, solely for the purpose of attending to preexisting business commitments in Hawaii. No business trip to Hawaii shall exceed ten day’s duration. During such trips, the Executive shall continue to perform his duties on behalf of the Company via phone, email and facsimile. The Executive will undertake normal business travel on behalf of the Company, the reasonable expenses of which will be paid by the Company pursuant to Section 3.3 of this Agreement.
ARTICLE IV
TERMINATION OF EMPLOYMENT
     4.1. Termination. This Agreement may be terminated earlier as provided for in this Article IV, or extended as set forth herein.

     4.2. Termination For Cause. The Company reserves the right to terminate this Agreement for cause immediately upon: (a) Executive’s willful and continued failure to substantially perform his duties with the Company (other than such failure resulting from his incapacity due to physical or mental illness), (b) Executive’s willful engagement in gross misconduct, as determined by the Board in good faith, which is materially and demonstrably injurious to the Company; (c) breach of this Agreement, or (d) Executive’s commission of a felony, or an act of fraud against the Company or its affiliates; provided, however, the Company may not terminate the Executive’s employment for cause in the case of Section 4.2(a), unless the Company has first provided Executive with written notice, specifying in detail the act or acts alleged to constitute cause, and provided the Executive with a period of not less than fifteen (15) calendar days to cure the failure in the manner specified in such notice. Executive shall not be entitled to any severance benefits and all stock options of the Company granted to Executive, which have not vested, shall be canceled upon termination for cause.
     4.3. Termination Without Cause. Notwithstanding anything to the contrary in this Agreement, the Company reserves the right to terminate this Agreement at any time upon thirty (30) days’ written notice to Executive, without cause, subject to the express terms and provisions set forth in Sections 4.5 and 4.6.
     4.4. Voluntary Termination by Executive. Notwithstanding anything to the contrary in this Agreement, Executive may terminate this Agreement at any time upon thirty (30) days’ written notice to the Company, subject to the terms and provisions below.
     Except in the case of a termination for “good reason”, as set forth in Section 4.7 of this Agreement, the Company shall not be obligated to pay any severance benefit to Executive if Executive terminates this Agreement pursuant to this Section 4.4.
     4.5. Severance. In the event that during the Employment Term the Executive is terminated by the Company “without cause” (as set forth in Section 4.3), or the Executive terminates his employment for “good reason” (as set forth in Section 4.7), the Executive shall be provided or promptly be paid (i) any accrued but unpaid salary, accrued but unused vacation time, un-reimbursed expenses which otherwise would be reimbursed in the normal course and vested benefits under any of the Company’s benefit plan in which the Executive is a participant, (ii) any bonus previously declared but not yet paid, and (iii) a cash payment equal to twelve (12) months of Executive’s annual base salary as provided for in Section 3.1 of this Agreement, paid in twelve (12) equal monthly installments, less any taxes that must be withheld. In addition, upon a termination under this Section 4.5, any portion of any of stock options of the Company (“Options”) granted to the Executive that has not vested shall be forfeited and the Executive shall have no rights thereunder.
     4.6. Change of Control. In the event that during the Employment Term the Executive is terminated by the Company or the Executive terminates his employment for “good reason,” as set forth in Section 4.7 of this Agreement, within twelve (12) months following a “change of control” (as defined below) occurs after the Effective Date (a “Change of Control Termination”), the Executive shall promptly be paid (i) any accrued but unpaid salary, accrued but unused vacation time, un-reimbursed expenses which otherwise would be reimbursed in the normal course and vested benefits under any of the Company’s benefit plan in which the Executive is a participant, (ii) any bonus previously declared but not yet paid, and (iii) a cash payment equal to twenty four (24) months of Executive’s annual base salary as provided for in Section 3.1 of this Agreement, paid in twenty four (24) equal monthly installments, less any taxes that must be withheld. In addition, upon a Change of Control Termination, any portion of any of the Options granted but unvested shall be forfeited and the Executive shall have no rights thereunder. A “Change in Control Termination” will also include a termination of the Executive by the Company without cause or a termination by the Executive of his employment for “good reason,” as set forth in Section 4.7 of this Agreement, in either case, following the commencement of any discussion with a third person that ultimately results in a “change in control” (as defined below).
     For purposes of this Section 4.6, a “change of control” shall mean an event involving one transaction or a series of related transactions in which (i) the Company issues securities representing more than fifty percent (50%) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (“the “Exchange Act”), or any successor provision) of the outstanding voting power of the then outstanding securities entitled to vote generally in the election of directors (“Voting Stock”) of the Company to any individual, firm, partnership, or other entity, including a “group” within the meaning of Section 13(d)(3) of the Exchange Act (ii) the Company issues securities representing more than fifty percent (50%) voting stock of the Company in connection with a merger, consolidation or other business combination (other than for purposes of reincorporation), (iii) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation (other than a reincorporation), (iv) more than fifty percent (50%) of the Company’s consolidated assets or earning power are sold or transferred, or (v) the Board of the Company determines, in its sole and absolute discretion, that there has been a change in control of the Company; provided, however, that clauses (ii), (iii) and (iv), above, will constitute a “change in control” only if all or substantially all of the individuals and entities who were the beneficial owners of Voting Stock of the Company immediately prior to such merger, consolidation or other business combination or sale or transfer of earning power or assets (each, a “Business Combination”) beneficially own less than 50% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s earning power or assets either directly or through one or more subsidiaries).
     4.7. Good Reason. The Executive may terminate his employment for “good reason” after giving the Company detailed written notice thereof, if the Company shall have failed to cure the event or circumstance constituting “good reason” within ten business days after receiving such notice. Good reason shall mean the occurrence of any of the following without the written consent of the Executive or his approval in his capacity as the Chairman of the Board: (i) the assignment to the Executive of duties inconsistent with this Agreement or a change in his reporting obligations, positions, titles or authority; (ii) any failure by the Company to comply with Article III hereof in any material way; (iii) the failure of the Company to comply with and satisfy Section 6.2 of this Agreement; (iv) health or personal family matters; (v) the relocation of the principal place where the Executive regularly performs services for the Company outside of the Reno, Nevada area or Honolulu, Hawaii area; or (vi) any material breach of this Agreement by the Company. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting “good reason” hereunder.
     4.8. Disability. If Executive becomes permanently and totally disabled, this Agreement shall be terminated. Executive shall be deemed permanently and totally disabled if he is unable to engage in the activities required by this Agreement by reason of any medically determinable physical or mental impairment, as confirmed by three independent physicians, which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. Upon termination due to disability, the Executive shall promptly be paid (i) any accrued but unpaid salary, accrued but unused vacation time, unreimbursed expenses which otherwise would be reimbursed in the normal course and vested benefits under any of the Company’s benefit plans in which the Executive is a participant, (ii) any bonus previously declared but not yet paid, and (iii) a lump sum payment equal to his annual base salary, as contained in Section 3.1 of this Agreement, or Executive’s then current rate of compensation, whichever is greater. In addition, upon termination due to disability, any portion of any of the Options granted to the Executive that is not then vested shall vest and all

Options shall be exercisable until ninety (90) days after the termination. This Section 4.8 will not limit the entitlement of the Executive to any other benefits then available to the Executive under any plan or program of the Company.
     4.9. Death. If Executive dies during the term of this Agreement, this Agreement shall be terminated on the last day of the calendar month of his death subject to the express terms and provisions below. Upon termination due to death, the designated beneficiary, as provided in Section 6.8 below, or the estate or representative of Executive, shall promptly be paid (i) any accrued but unpaid salary, accrued but unused vacation time, unreimbursed expenses which otherwise would be reimbursed in the normal course and vested benefits under any of the Company’s benefit plans in which the Executive is a participant, (ii) any bonus previously declared but not yet paid, and (iii) a lump sum payment equal to Executive’s annual base salary, as contained in Section 3.1 of this Agreement, or Executive’s then current rate of compensation, whichever is greater. In addition, upon termination due to death, any portion of any of the Options granted to the Executive that is not then vested shall become vested and all Options shall be exercisable until ninety (90) days after death. This Section 4.9 will not limit the entitlement of the Executive’s estate or beneficiaries to any death or other benefits then available to the Executive under any life insurance, stock ownership, stock options, or other benefit plan or policy that is maintained by the Company for the Executive’s benefit.
     4.10. Effect of Termination. Except as expressly provided for in this Agreement, the termination of employment shall not impair any obligation that accrued prior to termination, nor shall it excuse the performance of any obligation which is required or contemplated hereunder to be performed after termination, and any such obligation shall survive the termination of employment and this Agreement.
ARTICLE V
COVENANTS AND REPRESENTATIONS OF EMPLOYEE
     5.1. Unfair and Non-Competition. The Executive acknowledges that he will have access at the highest level to, and the opportunity to acquire knowledge of, the Company’s business plans, trade secrets and other confidential and proprietary information from which the Company may derive economic or competitive advantage, and that he is entering into the covenants and representations in this Article V in order to preserve the goodwill and going concern value of the Company, and to induce the Company to enter into this Agreement. The Executive agrees not to compete with the Company or to engage in any unfair competition with the Company during the Employment Term. For purposes of this Agreement, the phrase “compete with the Company,” or the substantial equivalent thereof, means that Executive, either alone or as a partner, member, director, employee, shareholder or agent of any other business, or in any other individual or representative capacity, directly or indirectly owns, manages, operates, controls, or participates in the ownership, management, operation or control of, or works for or provides consulting services to, or permits the use of his name by, or lends money to, any business or activity which is or which becomes, at the time of the acts or conduct in question, directly or indirectly competitive with the development, financing and/or marketing of the products, proposed products or services of the Company. During the Employment Term, Executive shall not directly or indirectly acquire any stock or interest in any corporation, partnership, or other business entity that competes, directly or indirectly, with the business of the Company without obtaining the prior written consent of the Company. Notwithstanding the foregoing, this Section 5.1 shall not apply to the ownership or acquisition of stock or an interest representing less than a 5% beneficial interest in a corporation that is obligated to file reports with the Securities and Exchange Commission pursuant to the Exchange Act.
     In addition, Executive agrees to treat the Company respectfully and professionally and not disparage the Company (or the Company’s party’s officers or directors) in any manner likely to be harmful to the Company or its business, business reputation or personal reputation. Furthermore, the Executive agrees not to interfere with any of the Company’s contractual obligations.
     5.2. Confidential Information. During the Employment Term and thereafter, Executive agrees to keep secret and to retain in the strictest confidence all material confidential matters which relate to the Company or its “affiliate” (as that term is defined in the Exchange Act), including, without limitation, trade secrets, business plans, financial projections and reports, business strategies, internal operating procedures, and other confidential business information from which the Company derives an economic or competitive advantage, or from which the Company might derive such advantage in its business, whether or not it is labeled “secret” or “confidential” or some similar term, and not to intentionally disclose any such information to anyone outside of the Company, whether during or after the Employment Term, except in connection with pursuing in good faith the interests and business of the Company. The foregoing restrictions and obligations under this Section 5.2 will not apply (i) to any confidential information that is or becomes generally available to the public or generally known to persons engaged in businesses similar to or related to that of the Company, other than as a result of a disclosure by Executive, (ii) if the Executive is required by law to make disclosure, or (iii) to disclosure to any director of the Company. The Company may waive application of the foregoing restrictions and obligations in its sole discretion from time to time. The Executive will use only such confidential information for purposes of performing its duties under this Agreement.
     5.3. Non-Solicitation of Employees. The Executive and any entity controlled by him or with which he is associated (as the terms “control” and “associate” are defined in the Exchange Act) shall not, during the Employment Term and for a term of two (2) years thereafter, directly or indirectly solicit, interfere with, offer to hire or induce any person who is or was an officer or employee of the Company or any affiliate (as the term “affiliate” is defined in the Exchange Act) (other than secretarial personnel) to discontinue his or her relationship with the Company or an affiliate of the Company, in order to accept employment by, or enter into a business relationship with, any other entity or person. (These acts are hereinafter referred to as the “prohibited acts of solicitation.”) The foregoing restriction, however, shall not apply to any business with which Executive may become associated after the Employment Term.
     5.4. Return of Property. Upon termination of employment, and at the request of the Company, the Executive agrees to promptly deliver to the Company all Company or affiliate memoranda, notes, records, reports, manuals, drawings, designs, computer files in any media, and any other documents (including extracts and copies thereof) relating to the Company or its affiliates, and all other property of the Company. Upon termination, the Executive shall cease to use all such materials and information set forth under Section 5.2.
     5.5. Inventions. All processes, inventions, patents, copyrights, trademarks, and other intangible rights that may be conceived or developed by the Executive, either alone or with others, during the Employment Term, whether or not conceived or developed during Executive’s working hours, and with respect to which the equipment, supplies, facilities or trade secret information of the Company was used, or that relate at the time of conception or reduction to practice of the invention to the business of the Company, or to the Company’s actual or demonstrably anticipated research or development, or that result from any work performed by Executive for the Company, shall be the sole property of the Company. Upon the request of the Company, Executive shall disclose to the Company all inventions or ideas conceived during the Employment Term, whether or not the property of the Company under the terms of this provision, provided that such disclosure shall be received by the Company in confidence. Upon the request of the Company, Executive shall execute all documents, including patent applications and assignments, required by the Company to establish the Company’s rights under this provision.
     5.6. Representations. The Executive represents and warrants to the Company that he has full power to enter into this Agreement and perform his duties hereunder, and that his execution and delivery of this Agreement, he has no outstanding agreement, whether oral or written or any obligation that is or may be in conflict with any of the provisions of this Agreement or that would preclude Executive from complying with the provisions of this Agreement, and the performance of his duties shall not result in a breach of, or constitute a default under, any agreement or understanding, whether oral or written, including, without limitation, any restrictive covenant or confidentiality agreement, to which he is a party or by which he may be bound. Executive further represents and warrants that he has not misappropriated any confidential information and/or trade secrets of any third party that he intends to use in the performance of his duties under this Agreement. Executive further agrees that he will not enter into any conflicting agreement.
     5.7. Non-Payment Upon Non-Compliance. Should Executive breach any one of the covenants set forth in this Article V, the Company shall have no obligation to make the payments or to provide Executive the benefits described in Sections 4.5 and 4.6 above, in addition to all other rights and remedies the Company may have available at law or in equity. The Company shall provide written notice to Executive, ten (10) days prior to an expected payment, of the breach of a covenant and the ensuing non-payment thereof; provided, however, that if the Company learns of the breach without sufficient time to provide ten (10) days notice, the Company shall provide written notice as soon thereafter as practicable.
     Notwithstanding the foregoing, the Executive shall indemnify and hold harmless the Company to the fullest extent from and against any losses, claims, damages or liabilities which arise out of any breach of the representations and warranties set forth in Section 5.6., and any matter relating to the Executive’s prior employer(s). The Executive shall reimburse the Company for the amounts provided for herein on demand as such expenses are incurred by the Company.
ARTICLE VI
MISCELLANEOUS PROVISIONS
     6.1. Notices. All notices to be given by either party to the other shall be in writing and may be transmitted by personal delivery, facsimile transmission, overnight courier or mail, registered or certified, postage prepaid with return receipt requested; provided, however, that notices of change of address or telex or facsimile number shall be effective only upon actual receipt by the other party. Notices shall be delivered at the following addresses, unless changed as provided for herein.

To the Executive:	Robert P. Martin
1750 Kalakaua Avenue
PMB_3130
Honolulu, HI 96826
Facsimile: (808)735-7140

To the Company:	Board of Directors
Golden Phoenix Minerals, Inc.
1675 East Prater Way, Suite 102
Sparks, NV 89434
Facsimile: (775) 853-501

With a copy to:	Scott E. Bartel
Bullivant Houser Bailey PC
1331 Garden Highway, Suite 300
Sacramento, CA 95833
Facsimile (916) 442-3442

     6.2. No Assignment, In General. Except as provided below, this Agreement, and the rights and obligations of the parties, may not be assigned by either party without the prior written consent of the other party.
     6.3. Entire Agreement. This Agreement and the documents delivered pursuant hereto supersedes any and all other agreements or understandings of the parties, either oral or written, with respect to the employment of the Executive by the Company, and contains the complete and final agreement and understanding of the parties with respect thereto. The Executive acknowledges that no representation, inducements, promises, or agreements, oral or otherwise, have been made by the Company or any of its officers, directors, employees or agents, which are not expressed herein, and that no other agreement shall be valid or binding on the Company.
     6.4. Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto.
     6.5. Withholding Taxes. All amounts payable under this Agreement, whether such payment is to be made in cash or other property, including without limitation stock of the Company, shall be subject to withholding for Federal, state and local income taxes, employment and payroll taxes, and other legally required withholding taxes and contributions to the extent appropriate in the determination of the Company, and the Executive agrees to report all such amounts as ordinary income on his personal income tax returns and for all other purposes, as called for.
     6.6. Severability. If any provision of this Agreement is held to be invalid or unenforceable by any judgment of a tribunal of competent jurisdiction, the remaining provisions and terms of this Agreement shall not be affected by such judgment, and this Agreement shall be carried out as nearly as possible according to its original terms and intent and, to the full extent permitted by law, any provision or restrictions found to be invalid shall be amended with such modifications as may be necessary to cure such invalidity, and such restrictions shall apply as so modified, or if such provisions cannot be amended, they shall be deemed severable from the remaining provisions and the remaining provisions shall be fully enforceable in accordance with law.
     6.7. Effect of Waiver. The failure of either party to insist on strict compliance with any provision of this Agreement by the other party shall not be deemed a waiver of such provision, or a relinquishment of any right thereunder, or to affect either the validity of this Agreement, and shall not prevent enforcement of such provision, or any similar provision, at any time.
     6.8. Designation of Beneficiary. If the Executive shall die before receipt of all payments and benefits to which he is entitled under this Agreement, payment of such amounts or benefits in the manner provided herein shall be made to such beneficiary as he shall have designated in writing filed with the Secretary of the Company or, in the absence of such designation, to his estate or personal representative.
     6.9. Attorneys Fees. In any proceeding brought to enforce any provision of this Agreement, or to seek damages for a breach of any provision hereof, or when any provision hereof is validly asserted as a defense, the prevailing party will be entitled to receive from the other party all reasonable attorney’s fees and costs in connection therewith.
     6.10. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Nevada, without regard to its conflict of laws principles.

     6.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which, shall be deemed to be an original, but all of which together shall constitute one and the same instrument. For the purpose of proving the authenticity of this Agreement, facsimile signature shall be treated the same as original signatures.
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     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

COMPANY:	GOLDEN PHOENIX MINERALS, INC.

By:
Jeffrey Tissier, on behalf of the Board of Directors

EXECUTIVE:

Robert P. Martin

Exhibit A
List of boards of directors on which the Executive currently serves.
RAINBOW MANAGEMENT GROUP, LTD
WAIKIKI BEACH ACTIVITIES, INC.
PACIFIC MARINE RESEARCH — A NON-PROFIT 501 (C)(3) ORGANIZATION